Exhibit 99.1

United Rentals Completes Acquisition of National Pump

Becomes the second largest pump rental provider in North America

Expands specialty rental business and supports strategic focus on high-margin, high-return assets

STAMFORD, Conn. – April 1, 2014 – United Rentals, Inc. (NYSE: URI) today announced that it has completed its previously announced acquisition of National Pump1 for a combined asset purchase price of approximately $780 million.

The purchase price was comprised of approximately $765 million in cash, funded through newly issued unsecured debt, and approximately $15 million in stock. The transaction structure also provides for additional cash consideration based on the achievement of certain financial targets. The stock consideration has been granted as awards to certain new employees in the form of unregistered restricted shares. The total number of unregistered restricted shares of the company’s common stock was 153,619.2

The acquisition makes United Rentals the second largest provider of pump rentals in North America, a sector characterized by rapid growth and superior margins. The assets acquired include 37 branch facilities operating in the United States and Canada.

Michael Kneeland, United Rentals president and chief executive officer, said, “We’ve now gained a strong entry into the highly attractive business of pump rentals. Our acquired operations have the right scale to be a platform for the expansion we envision – which is to double our pump rental revenues within five years while realizing a favorable return on capital. We’re excited to welcome the National Pump employees to United Rentals and to move forward with cross-selling to our combined customer base.”

In addition to its general rental operations, United Rentals offers engineered solutions through dedicated branches specializing in fluid transfer, trench safety, temporary power, climate control and industrial tools. For more information, see unitedrentals.com.

Centerview Partners and Morgan Stanley & Co. LLC acted as financial advisors to United Rentals, and Sullivan & Cromwell LLP served as legal advisor to United Rentals. Catalyst Strategic Advisors, LLC acted as exclusive financial advisor to National Pump, and Fulbright & Jaworski LLP served as legal advisor to National Pump.

[1]	United Rentals acquired assets of the following four entities (collectively “National Pump”): National Pump & Compressor, Ltd., Canadian Pump & Compressor Ltd., GulfCo Industrial Equipment, LP, and LD Services, LLC.
[2]	Notice of stock consideration is being made hereby pursuant to the exemption from the shareholder approval requirement relating to equity compensation plans pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 832 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 11,850 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,100 classes of equipment for rent with a total original cost of $7.73 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Forward-looking statements involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement, including the updated financial outlook set forth above and any such statement concerning the completion and anticipated benefits of the proposed transaction, can be guaranteed, and actual results may differ materially from those projected. United Rentals undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the SEC reports filed by United Rentals, as well as the possibility that (1) problems may arise in successfully integrating the businesses of United Rentals and National Pump, including, without limitation, problems associated with the potential loss of any key employees of National Pump; (2) the acquisition of the assets of National Pump may involve unexpected costs, including, without limitation, the exposure to any unrecorded liabilities or unidentified issues that we may have failed to discover during the due diligence investigation of National Pump or that are not subject to indemnification or reimbursement by National

Pump, as well as potential unfavorable accounting treatment and unexpected increases in taxes, some or all of which may nullify the anticipated benefits of having acquired the assets of National Pump; (3) our business may suffer as a result of uncertainty surrounding the transaction, any adverse effects on our ability to maintain relationships with customers, employees and suppliers, or the inherent risk associated with entering a geographic area or line of business in which we have no or limited experience; and (4) the industry may be subject to future risks that are described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals. United Rentals gives no assurance that it will achieve its expectations and does not assume any responsibility for the accuracy and completeness of the forward-looking statements.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of United Rentals described in the “Risk Factors” section of its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. All forward-looking statements included in this document are based upon information available to United Rentals on the date hereof; and United Rentals assumes no obligations to update or revise any such forward-looking statements.

Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com